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EXHIBIT 12.1

FEDERAL EXPRESS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)
(IN MILLIONS, EXCEPT RATIOS)

	Three Months Ended August 31,		Year Ended May 31,
	2003	2002	2003	2002	2001	2000	1999
Earnings:
Income before income taxes	$25	$107	$689	$703	$786	$843	$771
Add back:
Interest expense, net of capitalized interest	1	15	57	74	75	82	91
Amortization of debt issuance costs	—	—	—	1	1	1	9
Portion of rent expense representative of interest factor	144	148	599	594	563	575	535

Earnings as adjusted	$170	$270	$1,345	$1,372	$1,425	$1,501	$1,406

Fixed Charges:
Interest expense, net of capitalized interest	$1	$15	$57	$74	$75	$82	$91
Capitalized interest	2	4	13	23	23	30	35
Amortization of debt issuance costs	—	—	—	1	1	1	9
Portion of rent expense representative of interest factor	144	148	599	594	563	575	535

	$147	$167	$669	$692	$662	$688	$670

Ratio of Earnings to Fixed Charges	1.1	1.6	2.0	2.0	2.2	2.2	2.1

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  EXHIBIT 12.1